1 Form 2025 Retention Program Participation Notice Name: For fiscal year 2025, you are eligible for a cash retention bonus (the “Retention Bonus”) pursuant to the Amended & Restated 2021 Incentive Award Plan (the “Incentive Plan”) of Rent the Runway, Inc. (together with its subsidiaries, the “Company”) as follows: 1. Retention Period: Feb. 1, 2025 - January 31, 2026 2. Retention Bonus: The aggregate target amount of your Retention Bonus is $[●]. 3. Bonus Conditions: 50% of your Retention Bonus is subject solely to the Service Condition (as defined below), and 50% of your Retention Bonus is subject to the Service Condition and the Performance Condition (as defined below). The Retention Bonus is subject to all applicable withholding taxes. 4. Service Condition: 50% of your Retention Bonus will be earned in equal installments based on your continued employment with the Company on the last day of each fiscal quarter during the Retention Period (each, a “Payment Date”) and your not giving or receiving notice of termination or being on a performance improvement plan on each applicable Payment Date (the “Service Condition”). 5. Performance Condition: 50% of your Retention Bonus (the “Performance Retention Bonus”) will be eligible to be earned in the percentages set forth in Exhibit A based on both (i) your satisfaction of the Service Condition in respect of the applicable fiscal quarter and (ii) the extent to which the Company achieved the performance metrics set forth in Exhibit A (the “Company Performance Metrics”) in respect of such fiscal quarter (the “Performance Condition”). Achievement of the Company Performance Metrics will be assessed by the Compensation Committee of the Board of Directors (the “Committee”) as of the end of each fiscal quarter. 6. Consequences of Termination of Employment: Except as set forth in this Section 6, if your employment with the Company terminates for any reason prior to a Payment Date, no portion of the Retention Bonus shall be payable to you in respect of such Payment Date or any future Payment Date. a. Notwithstanding the foregoing, upon the occurrence of a Transaction (as defined in the Company’s Transaction Bonus Plan), if your employment with the Company is terminated by the Company (or any successor/surviving entity) without Cause (as defined in the Company’s Transaction Bonus Plan) during the Retention Period, you will receive 25% of the aggregate target amount of the Retention Bonus, provided that you timely execute and do not revoke a release of claims in favor of the Company in a form provided by the Company. 7. Payment Timing: Regular Retention Bonus payments, if any, shall be paid on the next

2 payroll date following the applicable Payment Date. If a portion of the Retention Bonus becomes payable pursuant to Section 6, it shall be paid in a lump sum on the first payroll date following the release of claims becoming effective and irrevocable; provided that in any case where termination of employment and the release of claims deadline fall in two separate taxable years, such payment shall be made in the later taxable year. This Participation Notice and the Incentive Plan, together, set forth the entire agreement between you and the Company regarding the Retention Bonus and supersede any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus. The Retention Bonus shall become payable solely as set forth in this Participation Notice, and shall not be considered a bonus for purposes of calculating amounts payable to you under any severance plan, employment agreement or other plan, program, policy, agreement or arrangement applicable to you in respect of your service to the Company. Agreed and Accepted: ____________________________________ Name: Date